Exhibit 10.1


On May 23, 2005, the Company's Board of Directors designated Suzette R. Junier, Senior Vice President/IS Director & Operations Administrator. The base salary for Ms. Junier is $90,000 per year, subject to annual adjustments to be determined by the Board of Directors in its sole discretion. Ms. Junier will be eligible to receive additional compensation under the terms of an incentive compensation plan adopted by the Board of Directors, participation in the Company's 401(k) Plan, paid time off in accordance with the Company's Employee Handbook, and reimbursement of reasonable business expenses.